UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 1)

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

FTC Solar, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

On April 29, 2022, the Company filed Schedule DEF14A. This Amendment corrects the formatting in the Board Diversity table.

April 29, 2022

Dear Fellow Stockholder:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders of FTC Solar, Inc. to be held virtually via a live audio webcast accessible at www.proxydocs.com/FTCI on Friday, June 17, 2022, at 10:00 AM, Central Daylight time. The attached notice of meeting and proxy statement describe the formal business to be transacted at the meeting.

We are furnishing proxy materials to our stockholders over the Internet. You may read, print and download our 2021 Annual Report to Stockholders and our 2022 Proxy Statement at www.proxydocs.com/FTCI. On or about April 29, 2022, we mailed our stockholders a Notice of Internet Availability containing instructions on how to access these materials and how to vote their shares. The notice provides instructions on how you can request a paper copy of these materials by mail, by telephone or by email. If you requested your materials via email, the email contains voting instructions and links to the materials on the Internet.

You may vote your shares by regular mail, via phone or over the Internet, or during the Annual Meeting. The Annual Meeting is being held so that stockholders may consider the election of three Class I directors, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022, and to transact such other business as may properly come before the meeting.

The Board of Directors of FTC Solar, Inc. has determined that the matters to be considered at the Annual Meeting are in the best interests of FTC Solar, Inc. and its stockholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote “FOR” each matter to be considered.

On behalf of the Board of Directors and the officers and employees of FTC Solar, Inc., I would like to take this opportunity to thank our stockholders for their continued support of FTC Solar, Inc. We look forward to seeing you virtually at the meeting.

Sincerely,

/s/ Sean Hunkler
Sean Hunkler President and Chief Executive Officer

FTC SOLAR, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2022 Annual Meeting of Stockholders of FTC Solar, Inc. (the “Company”) will be held virtually via a live audio webcast accessible at www.proxydocs.com/FTCI at 10:00 AM, Central Daylight time, on Friday, June 17, 2022 for the following purposes:

1.
Election of three Class I directors for a three-year term expiring at the 2025 annual meeting of stockholders and until their respective successors are duly elected and qualified;
2.
Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm; and
3.
To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

These proposals are more fully described in the Proxy Statement following this Notice.

The Board of Directors recommends that you vote (i) FOR the election of all three nominees to serve as Class I directors of the Company, and (ii) FOR the ratification of the appointment of PricewaterhouseCoopers LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

The Board of Directors has fixed the close of business on April 18, 2022, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting. A list of the stockholders of record as of the close of business on April 18, 2022, will be available for inspection by any of our stockholders for any purpose germane to the Annual Meeting online by registering at www.proxydocs.com/FTCI or, by appointment only, during normal business hours at our principal executive offices, 9020 N. Capital of Texas Hwy, Suite I-260, Austin, Texas, 78759, for a period of ten days prior to the Annual Meeting.

Stockholders are cordially invited to attend the Annual Meeting virtually. In order to attend the Annual Meeting, you must visit www.proxydocs.com/FTCI and register by entering the control number included on your Notice of Internet Availability, proxy card, or voting instruction form. After registering, you will receive further instructions via email, including a unique link to access the virtual Annual Meeting and to vote and submit questions during the Annual Meeting.

Regardless of whether you plan to attend the Annual Meeting virtually, please mark, date, sign and return the enclosed proxy, or vote via the Internet or telephone by visiting www.proxydocs.com/FTCI to ensure that your shares are represented at the Annual Meeting. Stockholders of record at the close of business on the record date, whose shares are registered directly in their name, and not in the name of a broker or other nominee, may vote their shares virtually at the Annual Meeting, even though they have sent in proxies.

By Order of the Board of Directors,

/s/ Jacob D. Wolf
Jacob D. Wolf General Counsel and Secretary

April 29, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 17, 2022:

The Company’s Proxy Statement and 2021 Annual Report on Form 10-K are available at www.proxydocs.com/FTCI.

YOUR VOTE IS IMPORTANT

Although we refer to our website in this proxy statement, the contents of our website are not included or incorporated by reference into this proxy statement. All references to our website in this proxy statement are intended to be inactive textual references only.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Friday, June 17, 2022

ABOUT THE MEETING

What is the date, time and place of the annual meeting?

FTC Solar Inc.’s 2022 Annual Meeting will be held on Friday, June 17, 2022, beginning at 10:00 AM, Central Daylight time, virtually via a live audio webcast accessible at www.proxydocs.com/FTCI. In order to attend the Annual Meeting, you must visit www.proxydocs.com/FTCI and register by entering the control number included on your Notice of Internet Availability, proxy card, or voting instruction form. After registering, you will receive further instructions via email, including a unique link to access the virtual Annual Meeting and to vote and submit questions during the Annual Meeting.

During the 2022 Annual Meeting, we will answer pertinent questions submitted online by stockholders, as time permits. Note that we may group or summarize similar or related questions to provide answers as efficiently as possible. We may not, however, be able to provide live answers to every question submitted.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will act upon the following matters: 1) election of three Class I directors; 2) ratification of the selection of PricewaterhouseCoopers LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and 3) any other matters that properly come before the meeting.

Who is entitled to vote at the meeting?

Only our stockholders of record at the close of business on April 18, 2022, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to attend the meeting and vote all of the shares you held on that date at the meeting, or any postponement or adjournment thereof. As of the record date, there were 99,728,280 shares of common stock outstanding, all of which are entitled to be voted at the annual meeting.

What are the voting rights of the holders of our common stock?

Holders of common stock are entitled to one vote per share on each matter that is submitted to stockholders for approval. The holders of our common stock do not have cumulative voting rights in the election of directors.

Pursuant to our amended and restated certificate of incorporation, the total number of authorized shares of preferred stock is 10,000,000 shares. We have no shares of preferred stock issued or outstanding as of the date of this proxy statement.

What constitutes a quorum?

The presence, in person, or represented by proxy, of the holders of common stock representing a majority of the combined voting power of the outstanding shares of stock on the record date will constitute a quorum at the meeting, permitting the meeting to conduct its business. As of the record date, there were 99,728,280 shares of common stock outstanding, all of which are entitled to be voted at the annual meeting.

What vote is required to approve each item?

For purposes of electing directors at the annual meeting, the nominees shall be elected as directors by the plurality of votes cast. The affirmative vote of a majority of the shares of common stock present in person, or represented by proxy, and entitled to vote is required for the ratification of the selection of PricewaterhouseCoopers LLC and approval of any other matter that may be submitted to a vote of our stockholders.

The inspector of election for the annual meeting shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall count and tabulate ballots and votes and determine the results thereof. Abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum. A “broker non-vote” will occur when a bank, broker or other nominee , as the holder of record for a beneficial owner (as described below), does not vote on a particular proposal because such nominee does not have discretionary power with respect to that proposal and has not received instructions from the beneficial owner. On Proposal 1, votes to "withhold" and broker non-votes will not be counted as votes cast and therefore will have no effect on the outcome of the election of directors. On Proposal 2, abstentions from voting will have the same effect as a vote “against” the proposal. Broker non-votes, if any, will not have any effect on determining the outcome of Proposal 2. As Proposal 2 is considered "routine" under NYSE rules, brokers generally have discretionary authority to vote uninstructed shares on the proposal, so broker non-votes are not expected on this proposal. If less than a majority of the combined voting power of the outstanding shares of common stock is represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting from time to time without further notice.

What are the Board's recommendations?

As more fully discussed under "Matters to Come Before the Annual Meeting", our Board of Directors recommends a vote FOR the election of the three nominees for director named in Proposal 1 and FOR the ratification of the selection of PricewaterhouseCoopers LLP in Proposal 2.

Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received (and which have not been revoked in accordance with the procedures set forth below) will be voted (1) FOR the election of the three respective nominees for director named in this proxy statement; (2) FOR the ratification of the selection of PricewaterhouseCoopers LLP; and (3) in accordance with the recommendation of our Board of Directors, FOR or AGAINST all other matters as may properly come before the annual meeting. In the event a stockholder specifies a different choice by means of the enclosed proxy, such shares will be voted in accordance with the specification made.

How do I vote?

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote using the enclosed proxy card, or via the Internet or telephone by visiting www.proxydocs/FTCI. Voting instructions are provided on the proxy card contained in the proxy materials, or on your Notice of Internet Availability.

If you are a beneficial owner (that is, if you hold your shares in "street name" through a bank, broker or other nominee as holder of record), you must vote in accordance with the voting instruction form provided by your bank, broker or other nominee. The availability of telephone or Internet voting will depend upon such nominee's voting process.

If you attend the Annual Meeting virtually, you can vote virtually during the meeting. If you are a street name holder and wish to vote at the meeting, you must first obtain a valid legal proxy from your bank, broker or other nominee authorizing you to vote and submit proof of your valid legal proxy via email to dsmsupport@mediantonline.com prior to the start of the Annual Meeting.

Can I change my vote after I return my proxy card or voting instructions?

Yes. Stockholders of record can revoke their proxy at any time prior to the exercise of that proxy, by voting in person at the annual meeting, or by filing a written revocation or duly executed proxy bearing a later date with our Secretary at our headquarters.

Beneficial owners who wish to change their votes should contact the organization that holds their shares.

Who pays for costs relating to the proxy materials and the annual meeting of stockholders?

The costs of preparing, assembling and mailing this proxy statement, the Notice of Annual Meeting of Stockholders and the Annual Report and enclosed proxy card, along with the cost of posting the proxy materials on a website, are to be borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in so doing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information regarding the beneficial ownership of our common stock for the following:

•
Each stockholder known by us to beneficially own more than 5% of our common stock;
•
Each of our directors;
•
Each of our Named Executive Officers; and
•
All directors and executive officers as a group.

The amounts and percentages of our common stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of April 18, 2022. Securities that can be so acquired are not deemed to be outstanding for purposes of computing any other person’s percentage.

Our determination of the percentage of beneficial ownership is based on 99,728,280 shares of our common stock outstanding as of April 18, 2022 Unless otherwise indicated, the business address of each such beneficial owner is c/o 9020 N Capital of Texas Hwy, Suite I-260, Austin, Texas 78759.

Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
ARC Family Trust(1)	21,523,356	21.6%
South Lake One LLC(2)	14,652,750	14.7%
Named Executive Officers and Directors:
Sean Hunkler	—	*%
Ali Mortazavi(3)	171,285	*%
Deepak Navinth(4)	171,567	*%
Anthony P. Etnyre(5)	4,104,915	4.1%
Thurman J. "T.J." Rodgers(6)	3,820,545	3.8%
David Springer(7)	10,227,720	10.3%
Ahmad Chatila(8)	329,310	*%
William Aldeen "Dean" Priddy, Jr.(9)	74,467	*%
Isidoro Quiroga Cortés(10)	736,357	*%
Shaker Sadasivam(11)	24,592,927	24.6%
Lisan Hung(12)	52,477	*%
All Executive Officers and Directors as a group (12 individuals)	44,004,791	44.1%

* Less than one percent (1%)

(1)
The ARC Family Trust was established by Mr. Chatila for the benefit of certain members of his family. Mr. Sadasivam is the trustee of the ARC Family Trust and has sole voting and dispositive power with respect to these shares. The address of this stockholder is 20 Montchanin Road, Suite 100, Greenville, DE 19807.
(2)
Based on a Schedule 13G filed February 14, 2022 by South Lake One LLC. Isidoro Quiroga Cortés, María Victoria Quiroga Moreno, Martín Guiloff Salvador and Felipe Correa González, in their capacity as members of the board of directors, may be deemed to have voting and dispositive power (acting jointly Isidoro Quiroga Cortés or María Victoria Quiroga Moreno with any of Martín Guiloff Salvador and Felipe Correa González) with respect to all shares held by South Lake One LLC. The principal business address for South Lake One LLC is 5711 Pdte. Riesco, Office No. 1603, Las Condes, Santiago, Chile.
(3)
Mr. Mortazavi stepped down from his position as Executive Vice President, Global Sales and Marketing of the Company, effective as of March 11, 2022. Ownership consists of (i) 194,307 shares of common stock held by Mr. Mortazavi and (ii) 29,893 shares of common stock to be issued from the settlement of restricted stock units that will vest within 60 days of April 18, 2022 held by Mr. Mortazavi.
(4)
Mr. Navinth stepped down from his position as Chief Operations Officer of the Company, effective as of January 23, 2022. Ownership consists of (i) 55,885 shares of common stock held by Mr. Navnith and (ii) 103,083 shares of common stock to be issued from the settlement of restricted stock units that will vest within 60 days of April 18, 2022 held by Mr. Navnith.
(5)
Mr. Etnyre stepped down from his positions as Chief Executive Officer and director of the Company, effective as of September 23, 2021. Ownership consists of (i) 2,605,582 shares of common stock held by Mr. Etnyre and (ii) 1,372,040 shares of common stock held by the Tony Etnyre 2021 GRAT. With respect to the Tony Etnyre 2021 GRAT, Mr. Etnyre (a) is the sole trustee, (b) has sole voting and dispositive power with respect to the shares held by the trust, and (c) has sole power to acquire for himself any asset held in the trust, including the shares, by substituting other property of equivalent value.
(6)
Consists of (i) 3,768,069 shares of common stock held by the Rodgers Massey Revocable Living Trust dated April 4, 2011 (the “Rodgers Trust”) and (ii) 52,477 shares of common stock to be issued from the settlement of restricted stock units that will vest within 60 days of April 18, 2022 held by the Rodgers Trust. Mr.

Rodgers is the trustee of the Rodgers Trust and has sole voting and dispositive power with respect to these shares. The address of this stockholder is 575 Eastview Way Woodside, CA 94062.
(7)
Consists of (i) 7,563,375 shares of common stock held by Mr. Springer, (ii) 10,478 shares of common stock to be issued from the settlement of restricted stock units that will vest within 60 days of April 18, 2022 held by Mr. Springer, (iii) 2,474,001 shares of common stock held by the DS 2021 GRAT and (iv) 329,867 shares of common stock held by the KC 2021 Trust. With respect to the DS 2021 GRAT, Mr. Springer (a) is the sole trustee, (b) has sole voting and dispositive power with respect to the shares held by the trust and (c) has sole power to acquire for himself any asset held in the trust, including the shares, by substituting other property of equivalent value. With respect to the KC 2021 Trust, Mr. Springer’s fiancé is the sole trustee and the beneficiary.
(8)
Consists of (i) 310,850 shares of common stock held by Mr. Chatila and (ii) 18,460 shares of common stock to be issued from the settlement of restricted stock units that will vest within 60 days of April 18, 2022 held by Mr. Chatila.
(9)
Consists of (i) 38,483 shares of common stock to be issued from the settlement of restricted stock units that have vested held by Mr. Priddy and (ii) 34,609 shares of common stock to be issued from the settlement of restricted stock units that will vest within 60 days of April 18, 2022 held by Mr. Priddy.
(10)
Consists of (i) 683,880 shares of common stock held by Mr. Quiroga Cortés and (ii) 52,477 shares of common stock to be issued from the settlement of restricted stock units that will vest within 60 days of April 18, 2022 held by Mr. Quiroga Cortés, and excludes shares held by South Lake One LLC (as described in footnote (2)).
(11)
Consists of (i) 2,474,001 shares of common stock held by ChristSivam, LLC, (ii) 543,093 shares of common stock to be issued from the settlement of restricted stock units that have vested held by ChristSivam, LLC, (iii) 52,477 shares of common stock to be issued from the settlement of restricted stock units that will vest within 60 days of April 18, 2022 held by ChristSivam, LLC and (iv) 21,941,357 shares of common stock held by the ARC Family Trust for the benefit of certain members of Mr. Chatila’s family. Mr. Sadasivam is the Manager of ChristSivam, LLC and has sole voting and dispositive power with respect to the shares held by ChristSivam, LLC. See also above footnote (1) for further information about ARC Family Trust. The address of this stockholder is 1950 Pine Run Drive, Chesterfield, MO 63108.
(12)
Consists of 52,477 shares of common stock to be issued from the settlement of restricted stock units that will vest within 60 days of April 18, 2022 held by Ms. Hung.

MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL 1:

Election of Directors

Director Classes

Our amended and restated certificate of incorporation and amended and restated bylaws provide that our Board of Directors are divided into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders. Our current directors are divided among the three classes as follows:

•
the Class I directors are Isidoro Quiroga Cortés, Thurman J. “T.J.” Rodgers and David Springer, whose initial terms will expire at this annual meeting of stockholders;
•
the Class II directors are Sean Hunkler and Shaker Sadasivam, whose initial terms will expire at the annual meeting of stockholders to be held in 2023; and
•
the Class III directors will be Ahmad Chatila, Lisan Hung and William Aldeen "Dean" Priddy, Jr., whose initial terms will expire at the annual meeting of stockholders to be held in 2024.

Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, disqualification, resignation or removal. Any increase or decrease in the number of directors will be distributed evenly among the three classes so that each class will consist of as near an equal number of directors as possible. This classification of our Board of Directors may have the effect of delaying or preventing a change in control of our Company. There are no family relationships among any of our directors or executive officers.

Nominees for Election as Directors at This Meeting

In accordance with the recommendation of our Nominating and Corporate Governance Committee, Isidoro Quiroga Cortés, Thurman J. “T.J.” Rodgers and David Springer have each been nominated by the Board for election to a three-year term that will expire at the annual meeting of stockholders in 2025. Additional information about the nominees are provided below under “Information about Our Directors.”

Vote Required

The three respective nominees shall be elected as directors by the plurality of votes cast. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR this proposal. Abstentions and broker non-votes will not be counted as votes “for,” or votes “withheld” for the election of directors.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE UNDER PROPOSAL ONE.

INFORMATION ABOUT OUR DIRECTORS

Class I Director Nominees for Election

Below is biographical information of each of the Class I directors standing for election:

Name and Background	Nominating and Corporate Governance Committee	Compensation Committee	Audit Committee
Non-employee directors -

Isidoro Quiroga Cortés has served as a member of our Board of Directors since April 2020. Mr. Quiroga Cortés manages a number of technology, energy and other investments through South Lake One LLC, including an investment in Enphase Energy Inc. in 2018. Mr. Quiroga Cortés serves on the board of directors of several private companies, including, from 2013 to 2019, the board of directors of Australis Seafood. Additionally, from 2018 to 2020, Mr. Quiroga Cortés was a board observer of Enphase Energy Inc. Mr. Quiroga Cortés holds a Bachelor of Science degree in business administration from Pontificia Universidad Catolica de Chile.

Thurman J. “T.J.” Rodgers has served as the Chairman of our Board of Directors since January 2017. Mr. Rodgers has also served as the Chief Executive Officer and Chairman of the board of directors of Enovix Corporation (formerly known as Rodgers Silicon Valley Acquisition Corp.) since its founding in September 2020 and is on the board of Enphase Energy Inc. In 1982, Mr. Rodgers co-founded Cypress Semiconductor Corporation ("Cypress") and served as its Chief Executive Officer until 2016. Mr. Rodgers also serves on the boards of directors of five other private companies: UpStart Power (fuel cells), SunDensity (photonic smart coating (PSC™), FarmX (automated agricultural management), Solaria Corporation (solar systems) and BeSpoken Spirits (bourbon). Mr. Rodgers is the former Chairman of the board of directors of the Semiconductor Industry Association and SunPower Corporation. Mr. Rodgers served on the Dartmouth College board of trustees from 2004 to 2012 and holds the title Trustee Emeritus. Mr. Rodgers holds an A.B. degree in physics and chemistry from Dartmouth College and a Master of Science and a Ph.D. degree in electrical engineering, each from Stanford University.

David Springer is one of our co-founders and has served as a member of our Board of Directors since January 2017. Mr. Springer previously served as our Chief Executive Officer from January 2017 to May 2019 and as our Executive Vice President, Field Operations from May 2019 to April 2021. From 2013 to 2016, Mr. Springer was the Chief Operating Officer of Solar Materials at SunEdison. From 2011 to 2013, Mr. Springer was the Vice President of Manufacturing at MEMC Electronic Materials Inc. From 2005 to 2011, Mr. Springer held multiple leadership positions, including Vice President of Manufacturing Operations, at Freescale Semiconductor, Inc. Mr. Springer has also served as a Navy submarine officer. Mr. Springer has a Bachelor of Science degree in engineering from the United States Naval Academy.

Our Class II Directors

Below is biographical information of each of the Class II directors:

Name and Background	Nominating and Corporate Governance Committee	Compensation Committee	Audit Committee
Employee director -

Sean Hunkler has served as our President and Chief Executive Officer since September 2021. Prior to joining the Company, Mr. Hunkler worked with Western Digital since August of 2018, most recently serving as the Executive Vice President of Global Operations, and having previously served as the Senior Vice President, Global Operations, and as the Senior Vice President, Manufacturing Operations. Prior to that, Mr. Hunkler served as Chief Operating Officer of Nexperia Semiconductors, a global semiconductor manufacturer created after its divestiture from NXP Semiconductors, from February 2017 to August 2018. From July 2012 to February 2017, he served as Executive Vice President, Global Operations of NXP Semiconductors, a global semiconductor manufacturer. Mr. Hunkler also served in senior leadership roles at Freescale Semiconductor, Motorola and SunEdison (formerly MEMC Electronic Materials). He holds a Master of Business Administration degree from the University of Texas at Austin and a Bachelor of Science degree in Chemical Engineering from The Johns Hopkins University.

Non-employee director -

Shaker Sadasivam has served as a member of our Board of Directors since January 2017. Mr. Sadasivam has served as the Chief Executive Officer of Auragent Bioscience, LLC since co-founding the company in 2018. From 2014 to 2016, Mr. Sadasivam served as President and Chief Executive Officer of SunEdison Semiconductor LLC. From 2009 to 2013, Mr. Sadasivam served as Executive Vice President and President of SunEdison. Mr. Sadasivam has served on the board of directors of II-VI Incorporated since 2016. Mr. Sadasivam also serves on the board of directors of the private companies Sfara, Inc., Dclimate Inc. and Sea Pharma, LLC. Mr. Sadasivam holds a Bachelor of Science degree and a Master of Science degree in chemical engineering from the University of Madras and Indian Institute of Technology, a Master of Business Administration degree from Washington University and a Ph.D. degree in chemical engineering from Clarkson University.

	Member	Chair	Member

Our Class III Directors

Below is biographical information of each of the Class III directors:

Name and Background	Nominating and Corporate Governance Committee	Compensation Committee	Audit Committee
Non-employee directors -

Ahmad Chatila is one of our co-founders and has served as a member of our Board of Directors since January 2017. Mr. Chatila currently serves as the Managing Partner of Fenice Investment Group, a position he has held since 2017. Mr. Chatila is the co-founder and has served on the board of directors of NexGen Power Systems Inc. and Dimension Renewable Energy, since 2017 and 2018, respectively. Mr. Chatila was also the transformation architect at Enphase Energy Inc. from 2017 to 2020. Mr. Chatila previously served as Chief Executive Officer and a member of the board of directors of SunEdison from 2009 to 2016, which filed for bankruptcy in 2016. Prior to joining SunEdison, Mr. Chatila served as Executive Vice President of the Memory and Imaging Division of Cypress from 2005 to 2009. Mr. Chatila also serves on the board of directors of the private companies Akra Inc., Ohmium, Inc., Biggie Inc. and SunEdison Infrastructure Limited. Mr. Chatila previously served as Chairman of the board of directors of TerraForm Power, Inc. and TerraForm Global Inc. Mr. Chatila holds a Bachelor of Science degree in electrical engineering from Arizona State University, a Master of Science degree in electrical engineering from Cornell University and has completed the Stanford Executive Program at Stanford University.

Lisan Hung has served as a member of our Board of Directors since April 2021. Ms. Hung previously was a member of the board of directors of Rodgers Silicon Valley Acquisition Corp. (now Enovix Corporation) from December 2020 through July 2021 where she was a member of the audit committee and compensation committee. Ms. Hung is currently the Vice President, General Counsel and Corporate Secretary of Enphase Energy, Inc. From 2014 to 2019, Ms. Hung was the Vice President of Legal Affairs, General Counsel and Corporate Secretary of Crocus Technology, Inc. From 2009 to 2014, she was the Vice President of Legal Affairs, General Counsel and Corporate Secretary of Kovio, Inc. Prior to that, Ms. Hung joined Advanced Micro Devices, Inc. in 1999, where she held a number of progressive leadership roles in the legal department until her departure in 2009 when she was the Director of Law for the Technology Group. Ms. Hung began her legal career at private law firms based in Silicon Valley, California. Ms. Hung holds a J.D. from Santa Clara University School of Law and a Bachelor of Science in Political Economy of Natural Resources from the University of California at Berkeley.

	Chair	Member	Member

Dean Priddy has served as a member of our Board of Directors since November 2020. Mr. Priddy began his career at Analog Devices where he held positions with increasing responsibility in finance and marketing from 1986 to 1991. In 1991, Mr. Priddy joined RF Micro Devices, Inc. ("RFMD"), a supplier of radio frequency integrated circuits for the various wireless markets, and served as Chief Financial Officer and Corporate Vice President of Administration and Secretary from July 1997 to December of 2014 when RFMD merged with TriQuint Semiconductor, Inc. forming Qorvo, Inc. ("Qorvo"). Mr. Priddy served as Chief Integration Officer of the merger and as Executive Vice President of Administration until his retirement from Qorvo in 2015. Mr. Priddy has served on the board of trustees of the University of North Carolina at Greensboro since 2015. He currently serves as a business and financial advisor to NovaCyte, an early-stage company focused on laboratory grown corneas and Novex, a specialty medical products company. Mr. Priddy holds a Bachelor of Science degree in business administration and a Master of Business Administration degree, each from the University of North Carolina at Greensboro.

	Member	Member	Chair

Board Diversity

The matrix below summarizes certain key experience, qualifications, skills and attributes that our directors bring to the Board to enable effective oversight. The matrix is not intended to provide a complete list of each directors' strengths or contributions to the Board. Additional information regarding each director may be found above in his or her biography.

	Hunkler	Rodgers	Springer	Chatila	Priddy	Cortés	Sadasivam	Hung
Skills and Experience
Executive leadership	✓	✓	✓	✓	✓	✓	✓	✓
Global business	✓	✓	✓	✓	✓	✓	✓	✓
Public company experience	✓	✓	✓	✓	✓	✓	✓	✓
Solar industry experience	✓	✓	✓	✓		✓	✓	✓
Semiconductor and electronics industry experience	✓	✓	✓	✓	✓	✓	✓	✓
Advanced degree	✓	✓		✓	✓		✓	✓
Other board/trustee experience		✓		✓	✓	✓	✓	✓
Audit committee financial expert(1)					✓		✓
Tenure on FTC board since	2021	2017	2017	2017	2020	2020	2017	2021
Current FTC board term expires	2023	2022	2022	2024	2024	2022	2023	2024
Demographics - Age
Age	59	74	53	54	61	33	61	53
Demographics - Gender
Male	✓	✓	✓	✓	✓	✓	✓
Female								✓
Non-binary
Demographics - Other
African American or Black
Alaskan Native or Native American
Asian							✓	✓
Hispanic or Latinx						✓
Native Hawaiian or Pacific Islander
White	✓	✓	✓	✓(2)	✓
Two or More Races or Ethnicities
LGBTQ+
(1) As defined in Item 407(d)(5) of Regulation S-K
(2) Self-identifies as Middle Eastern

Board and Committee Meeting Attendance

All directors are expected to attend, in person or by teleconference or videoconference, the Board meetings and meetings of the Board committees on which they serve. In accordance with our Corporate Governance Guidelines, each director is invited and encouraged to attend our annual meeting of stockholders.

There was a total of five regularly scheduled and special meetings of the Board held during 2021. Also, during the same period, three meetings were held by the Compensation Committee and four meetings were held by the Audit Committee. No meetings of the Nominating and Corporate Governance Committee were held during 2021. No director serving during 2021 attended less than 75% of the Board meetings or meetings of the Board committees on which he or she served during the period the director was on the Board or committee.

CORPORATE GOVERNANCE

Board Committees

Our Board of Directors has an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Our Board of Directors may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors.

Audit Committee

Our Audit Committee consists of Dean Priddy, Lisan Hung and Shaker Sadasivam, with Mr. Priddy serving as chair. Our Audit Committee is responsible for, among other things:

•
selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;
•
assisting the Board of Directors in evaluating the qualifications, performance and independence of our independent auditors;
•
assisting the Board of Directors in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;
•
assisting the Board of Directors in monitoring our compliance with legal and regulatory requirements;
•
reviewing with management and our independent auditors the adequacy and effectiveness of our internal control over financial reporting processes;
•
assisting the Board of Directors in monitoring the performance of our internal audit function;
•
reviewing with management and our independent auditors our annual and quarterly financial statements;
•
reviewing and overseeing all transactions between us and a related person for which review or oversight is required by applicable law or that are required to be disclosed in our financial statements or SEC filings, and developing policies and procedures for the committee’s review, approval and/or ratification of such transactions;
•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and
•
preparing the Audit Committee report that the rules and regulations of the SEC require to be included in our annual proxy statement.

Dean Priddy, Lisan Hung and Shaker Sadasivam qualify as independent directors for purposes of serving on the Audit Committee under the corporate governance standards of Nasdaq and the independence requirements of Rule 10A-3 under the Exchange Act. Each member of our Audit Committee also meets the financial literacy requirements of Nasdaq listing standards. In addition, our Board of Directors has determined that each of Mr. Priddy and Mr. Sadasivam qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board of Directors has adopted a written charter for the Audit Committee, which is available on our corporate website at https://investor.ftcsolar.com.

Compensation Committee

Our Compensation Committee consists of Shaker Sadasivam, Lisan Hung and Dean Priddy, with Mr. Sadasivam serving as chair. The Compensation Committee is responsible for, among other things:

•
reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board of Directors), determining and approving our Chief Executive Officer’s compensation level based on such evaluation;
•
reviewing and approving, or making recommendations to the Board of Directors with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives and other benefits;
•
reviewing and recommending to the Board of Directors the compensation of our directors;
•
appointing and overseeing any compensation consultants;
•
reviewing and discussing with management our “Compensation Discussion and Analysis” disclosure required by SEC rules;

•
preparing the Compensation Committee report required by the SEC to be included in our annual proxy statement; and
•
reviewing and making recommendations with respect to our equity and equity-based compensation plans.

The Compensation Committee may form subcommittees for any purpose that the Compensation Committee deems appropriate and may delegate to such subcommittees such power and authority as the Compensation Committee deems appropriate.

Our Board of Directors has determined that Shaker Sadasivam, Lisan Hung and Dean Priddy, meet the definition of “independent director” for purposes of serving on the Compensation Committee under Nasdaq rules, including the heightened independence standards for members of a Compensation Committee, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. Our Board of Directors has adopted a written charter for the Compensation Committee, which is available on our corporate website at https://investor.ftcsolar.com.

Compensation Committee Consultant

In March 2021, the Compensation Committee engaged Aon Consulting, Inc., an independent consultant, to assist the committee in its assessment of the appropriate levels of compensation for executive management and the Board of Directors, as well as to assist in the strategy and development of guidelines for IPO and post-IPO equity awards through the assessment of programs in place at peer companies. Aon Consulting, Inc. did not provide other non-executive compensation consulting services to us during 2021. The committee determined such services did not result in a conflict of interest.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Lisan Hung, Shaker Sadasivam and Dean Priddy, with Ms. Hung serving as chair. The Nominating and Corporate Governance Committee is responsible for, among other things:

•
assisting our Board of Directors in identifying prospective director nominees and recommending nominees to the Board of Directors;
•
overseeing the evaluation of the Board of Directors and management;
•
reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines;
•
recommending members for each committee of our Board of Directors; and
•
recommending to the Board for approval any changes to our policies related to environmental, social and governance matters.

Our Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the board and the qualifications of the candidate, as well as the listing standards of the Nasdaq. The Nominating and Corporate Governance Committee may establish procedures, from time to time, regarding stockholder submission of recommendations for board candidates.

Our Board of Directors has determined that Lisan Hung, Shaker Sadasivam and Dean Priddy meet the definition of "independent director" for purposes of serving on the Nominating and Corporate Governance Committee under Nasdaq rules. Our Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our corporate website at https://investor.ftcsolar.com.

Director Independence

Our Board of Directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our Board of Directors has affirmatively determined that each of Thurman J. “T.J.” Rodgers, Dean Priddy, Isidoro Quiroga Cortés, Shaker Sadasivam and Lisan Hung is an “independent director” under the rules of Nasdaq. In making these determinations, our Board of Directors considered the current and prior relationships that each director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each director, and the transactions involving them described in the section titled “Certain Relationships and Related Person Transactions.”

Board Leadership Structure

Our current chairman, Thurman J. “T.J.” Rodgers, is an independent director and also serves as the lead director on the board. Pursuant to our Corporate Governance Guidelines, when the chairman of our Board of Directors is not an independent director, the independent directors on our board will designate one of the independent directors to serve as the lead independent director. When the chairman of our Board of Directors is an independent director, the duties of the lead director, which consist of coordinating the activities of the independent directors, coordinating the agenda for and presiding over sessions of the board’s independent directors, and facilitating communications between the other members of the board, will be part of the duties of the chairman.

Background and Experience of Directors

Our Nominating and Corporate Governance Committee is responsible for reviewing with our Board of Directors, on an annual basis, the appropriate characteristics, skills and experience required for the Board of Directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the Board of Directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•
significant accomplishment in his or her field;
•
personal and professional integrity;
•
ethics and values;
•
experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•
experience in the industries in which we compete;
•
experience as a board member or executive officer of another publicly held company;
•
diversity of background and expertise and experience in substantive matters pertaining to our business relative to other board members; and
•
conflicts of interest.

The Board's Role in Risk Oversight

Our board has and exercises ultimate oversight responsibility with respect to the management of the strategic, operational, financial and legal risks facing the Company and its operations and financial condition. The board is involved in setting our business and financial strategies and establishing what constitutes the appropriate level of risk for us. Various committees of the board also have responsibility for risk management.

The board delegated to its Audit Committee the responsibility to oversee financial and compliance risks, including internal controls. It has delegated to its Nominating and Corporate Governance Committee the responsibility to oversee the effectiveness of our governance documentation, policies and procedures and our compliance programs.

The Compensation Committee is responsible for assessing the nature and degree of risk that may be created by our compensation policies and practices to ensure the appropriateness of risk-taking and their consistency with our business strategies. To conduct the assessment, the committee, with the assistance of Aon Consulting, Inc., its independent compensation consultant, reviews our compensation policies and practices and in particular, our incentive plans, eligible participants, performance measurements, parties responsible for certifying performance achievement, and sums that could be earned to ensure that our compensation policies and practices do not encourage or create risk-taking that could be reasonably likely to have a material adverse impact on us.

The Board's Role in Succession Planning

The Board is responsible for planning for succession to the position of Chief Executive Officer, as well as certain other senior management positions. To assist the Board, the Chief Executive Officer shall periodically provide the Board with an assessment of persons considered potential successors to certain senior management positions and annually provide the Board with an assessment of other senior managers and their potential to succeed to the Chief Executive Officer position.

Code of Ethics

We have adopted a written code of business conduct and ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, which is posted on our website, https://investor.ftcsolar.com. Our code of business conduct and ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of the code on our website.

Insider Trading Policy

We have adopted an insider trading policy that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our insider trading policy prohibits our directors and employees, including executive officers, from hedging or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities, including collars, equity swaps, exchange funds and prepaid variable forward sale contracts. In 2021, our Board of Directors approved waivers under our insider trading policy allowing our directors to undertake margin loans and hedging transactions with respect to our common stock.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee will have at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the Board of Directors or Compensation Committee (or other committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.

Communications with the Board of Directors

Any interested party desiring to communicate with our Board of Directors, or any individual director may send a letter addressed to our Board of Directors as a whole or to individual directors, c/o Corporate Secretary, 9020 N Capital of Texas Hwy, Suite I-260, Austin, Texas, 78759. The Corporate Secretary has been instructed by the board to screen the communications and promptly forward those to the full board or to the individual director specifically addressed therein.

Director Compensation

Commencing with the completion of our IPO in 2021, our non-employee directors are entitled to the following compensation, as applicable:

Cash Compensation

Each non-employee director will receive, in respect of his or her service on our Board of Directors, an annual cash retainer equal to $50,000, payable at the beginning of the year or upon completion of our 2021 IPO (or, for any such director beginning service in the year of the IPO but following completion of the IPO, on the date he or she begins service).

The non-employee chairman of the board is entitled to receive, in respect of his or her service as the non-employee chairman of the board, an additional annual cash retainer equal to $30,000, payable at the beginning of the year or upon completion of the 2021 IPO.

Each committee chair is entitled to receive the following additional cash compensation for service on our Board of Directors and its committees, in each case payable at the beginning of the year or upon completion of the 2021 IPO:

•
$20,000 annual cash retainer for service as the committee chair of the Audit Committee;
•
$15,000 annual cash retainer for service as the committee chair of the Compensation Committee; and
•
$10,000 annual cash retainer for service as the committee chair of the Nominating and Corporate Governance Committee

Such fees will be prorated for any partial year of service for directors appointed after the 2021 IPO.

Equity Compensation

Upon each non-employee director’s appointment to our Board of Directors (or as set forth in the next sentence), the director will receive, in respect of his or her service on our Board of Directors, an initial grant of restricted stock units ("RSUs") valued at $240,000 that will vest in three equal installments on each of the first three anniversaries of the date of grant, subject in each case to the non-employee director’s continued service on our Board of Directors through and including the applicable vesting date. Each non-employee director serving on the Board of Directors prior to the completion of the IPO received such an initial equity award of $240,000 upon the completion of the IPO (or, in the case of a director who was also an employee of the Company, on the date that the employee director became a non-employee director).

On the date of the annual meeting of stockholders, each non-employee director will receive, in respect of his or her service on our Board of Directors, an annual grant of RSUs valued at $160,000 that will vest in full on the first anniversary of the date of grant or the next annual meeting of stockholders, if earlier. The annual grant valued at $160,000 was also made upon completion of the 2021 IPO to our non-employee directors currently serving, or, in the case of a director who was also an employee of the Company, on the date that the employee director becomes a non-employee director. For any non-employee director beginning service in the same year but following the IPO, the annual grant of RSUs will be made on the date he or she begins service. Such annual grant will be prorated for any partial year of service for directors appointed after completion of our IPO.

Other Benefits

Each of our non-employee directors will, at his or her election, be partially reimbursed for his or her cost of procuring health insurance coverage for the director and his or her dependents, as determined in the discretion of the Compensation Committee.

2021 Fiscal Year Director Compensation Table

The following table sets forth information regarding compensation earned by or paid to our directors for the 2021 Fiscal Year, excluding Mr. Hunkler, for whom we provided compensation disclosure in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash(1) $	Stock Awards(2) $	All Other Compensation(3) $	Total $
Thurman J. "T.J." Rodgers	80,000	1,353,508	—	1,433,508
David Springer	34,611	338,476	154,226	527,313
Ahmad Chatila	50,000	258,144	25,886	334,030
Dean Priddy	70,000	822,417	32,324	924,741
Isidoro Quiroga Cortés	50,000	1,353,508	—	1,403,508
Shaker Sadasivam	65,000	1,353,508	8,478	1,426,986
Lisan Hung	60,000	1,353,508	—	1,413,508
(1)
Amounts represent cash retainer payments made with respect to services as a non-employee director in 2021. Mr. Springer ceased to be employed by us and continued in service on the board as a non-employee director on July 16, 2021. Accordingly, his cash fees have been prorated for the portion of 2021 during which he served solely on the board.
(2)
Includes grants of RSUs under the 2017 Stock Incentive Plan ("2017 Plan") to each of the independent directors prior to the IPO. The RSUs will vest in four equal installments on each anniversary of the date of grant subject to continued service by the director through each applicable vesting date. The RSUs listed above also include the RSUs granted under the director compensation program in fiscal 2021 pursuant to the 2021 Stock Incentive Plan ("2021 Plan"). Amounts represent the aggregate grant date fair value of the restricted stock unit awards made to the non-employee director during the 2021 Fiscal Year, computed in accordance with FASB ASC Topic 718. As of December 31, 2021, our directors, excluding Mr. Hunkler, for whom we provided restricted stock united award disclosure in the Summary Compensation Table, held the following restricted stock unit awards in the aggregate:

Name	RSUs #
Thurman J. "T.J." Rodgers	166,838
David Springer	33,119
Ahmad Chatila	30,768
Dean Priddy	166,837
Isidoro Quiroga Cortés	166,838
Shaker Sadasivam	166,838
Lisan Hung	166,838
(3)
Amounts represent the incremental cost to the Company of providing health insurance benefits to certain directors. The column for Mr. Springer represents $148,593 paid to him during 2021 for his services as our employee and $5,633 for health benefits described above; the column for Mr. Chatila represents $17,408 paid to him as salary prior to the IPO and $8,478 for health benefits described above; the column for Mr. Priddy represents $23,846 paid to him as salary prior to the IPO and $8,478 for health benefits described above.

PROPOSAL 2:

Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. The Board is submitting this appointment for stockholder ratification at the annual meeting. A representative of PricewaterhouseCoopers LLP will attend the annual meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

The Company’s bylaws do not require that stockholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. The Company is asking its stockholders to ratify this appointment because it believes such a proposal is a matter of good corporate practice. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP as FTC Solar’s independent registered public accounting firm, but may determine to do so. Even if the appointment of PricewaterhouseCoopers LLP is ratified by the stockholders, the Audit Committee may change the appointment at any time if it determines that a change would be in the best interests of FTC Solar and its stockholders.

Principal Accountant Fees

PricewaterhouseCoopers LLP served as the Company's independent auditor during 2021 and 2020 and their aggregate fees for professional services were as follows.

	Year ended December 31,
(in thousands)	2021	2020
Audit fees	$1,292	$1,120
Audit-related fees	1,070	—
Tax fees	220	55
All other fees	47	—
Total	$2,629	$1,175

Audit fees: Audit fees are primarily for the audit of the Company's consolidated financial statements included in the Annual Report on Form 10-K filed with the SEC on March 21, 2022 and reviews of the Company's consolidated financial statements included in the Quarterly Reports on Form 10-Q. Includes an additional $92,000 of billings for the 2021 audit agreed to following issuance of our Annual Report on Form 10-K for the year ended December 31, 2021.

Audit-related fees: Audit-related fees were incurred for review of the Company's registration statement on Form S-1 related to our initial public offering of stock during the year ended December 31, 2021.

Tax fees: PwC provided tax consultation services to us relating to international restructuring and transfer pricing considerations during the years ended December 31, 2021, and 2020. PwC does not provide tax compliance services to the Company.

All other fees: PwC provided consultation services to us involving a readiness assessment project and certain transactional matters during the year ended December 31, 2021.

Audit work performed by persons other than PwC's full-time, permanent employees during each of the years ended December 31, 2021 and 2020 did not exceed 50% of total hours expended in either year.

The Audit Committee of the Board of Directors approves all services to be provided by PwC prior to the performance of those services.

Vote Required

Approval of this proposal will require the affirmative vote of holders of a majority of the shares of common stock present in person, or represented by proxy, and entitled to vote on such matter at the annual meeting. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR this proposal. Abstentions from voting on this proposal will have the same effect as a vote against this proposal. Broker non-votes, if any, will not have any effect on determining the outcome of this proposal. As this matter is considered “routine” under NYSE rules, brokers generally have discretionary authority to vote uninstructed shares on this proposal, so broker non-votes are not expected on this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022 UNDER PROPOSAL TWO.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of three directors, each of whom is independent under the listing rules of the Nasdaq Stock Market and Exchange Act Rule 10A-3. The Audit Committee operates under a written charter approved by the Board of Directors and held four meetings in fiscal 2021. A copy of the Audit Committee's charter is available on the Company’s website at www.investor.ftcsolar.com by clicking on the “Corporate Governance” section.

Management is responsible for the Company’s internal control over financial reporting, disclosure controls and procedures and the financial reporting process. PricewaterhouseCoopers LLP ("PwC"), the independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with Public Company Accounting Oversight Board ("PCAOB") standards and issuing a report thereon. While the Company is an "emerging growth company" as defined in the Jumpstart Our Business Startups Act, PwC is not required to opine on the effectiveness of the Company's internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes, including the activities of the internal audit function. The Audit Committee has established a mechanism to receive, retain and process complaints on auditing, accounting and internal control issues, including the confidential, anonymous submission by employees, vendors, customers and others of concerns on questionable accounting and auditing matters.

In connection with these responsibilities, the Audit Committee met with management and PwC to review and discuss the audited consolidated financial statements for the fiscal year ended December 31, 2021. The Audit Committee also discussed with PwC the matters required by the applicable requirements of the PCAOB and U.S. Securities and Exchange Commission ("SEC"). In addition, the Audit Committee received the written disclosures from PwC required by applicable requirements of the PCAOB regarding our independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PwC its independence from the Company and its management.

Based upon the Audit Committee’s discussions with management and PwC, and the Audit Committee’s review of the representations of management and PwC, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for fiscal 2021 filed with the SEC.

The Audit Committee also has appointed, subject to stockholder ratification, PwC as the Company’s independent registered public accounting firm for fiscal 2022.

Respectfully submitted,
THE AUDIT COMMITTEE

William Aldeen Priddy, Jr., Chairman
Shaker Sadasivam
Lisan Hung

MANAGEMENT

Our Executive Officers

Each executive officer serves at the discretion of our Board of Directors and holds office until his or her successor is duly appointed or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers. The following table sets forth the names, ages and positions of our executive officers as of the date of this proxy statement.

Name	Age	Position
Sean Hunkler	59	President and Chief Executive Officer, Director
Phelps Morris	48	Chief Financial Officer
Patrick M. Cook	38	Chief Commercial Officer
Nagendra Cherukupalli	62	Chief Technology Officer
Kristian Nolde	44	Vice President, Marketing and Strategy

Sean Hunkler's biographical information may be found under "Information on our Board of Directors" above.

Phelps Morris has been our Chief Financial Officer since March 31, 2022. He previously served as our Vice President, Corporate Finance beginning March 7, 2022. Mr. Morris has more than 20 years of experience in global finance operations, including treasury, capital markets, mergers and acquisitions, risk management and investor relations. Prior to joining us, Mr. Morris most recently served as Senior Vice President and Treasurer of TrueBlue, responsible for strategy and execution of treasury and finance related functions. He was previously with SunEdison (formerly MEMC Electronic Materials) from 2009-2016, where he served in multiple roles, including leading the treasury and investor relations functions. Earlier in his career he served in various positions for The Dow Chemical Company as well as roles with Duff and Phelps Credit Rating Co. and Skudder Kemper Investments. Mr. Morris is a CFA charterholder and holds an MBA from the University of Michigan and a Bachelor's degree in Economics from Middlebury College

Patrick M. Cook has been our Chief Commercial Officer since March 31, 2022 overseeing sales and sales engineering, plus all legal and capital markets functions. Prior to that he served as our Chief Financial Officer and Treasurer from July 2019 to March 31, 2022. Immediately prior to becoming our Chief Financial Officer, Mr. Cook worked in the corporate finance division of Dot Foods. From 2011 to 2017, Mr. Cook held multiple positions at SunEdison, including Vice President of Capital Markets and Corporate Finance and Treasurer of the Solar Energy Business Division. From 2006 to 2011, Mr. Cook held multiple leadership roles within Bank of America’s Structured Finance division, including Vice President of Structured Finance. Mr. Cook holds a Bachelor of Science degree in finance and quantitative methods from Bradley University.

Nagendra Cherukupalli has served as our Chief Technology Officer since January 2018 and is responsible for Voyager Tracker and software R&D. From 2008 to 2018, Mr. Cherukupalli worked in the renewable energy space at SunEdison and other startups where he was a chief technology officer and worked to define new products and solutions for utility scale and commercial and industrial spaces. As a Vice President at Cypress from 2001 to 2008, Mr. Cherukupalli was responsible for new semiconductor product designs. Mr. Cherukupalli started his career at AT&T Bell Labs as a Member of Technical Staff from 1985 to 1990 and worked on complex algorithms for the EDA industry at Cadence Design Systems and other startups from 1990 to 2001. Mr. Cherukupalli is currently a Senior Member of the IEEE (Institute of Electrical and Electronics Engineers), holds a degree in electronics from India, a Master of Science degree and a Ph.D. degree in computer science, each from the Illinois Institute of Technology, and is a graduate of the Stanford Executive Program at Stanford Graduate School of Business.

Kristian Nolde has served as our Vice President, Marketing and Strategy since July 2020. Mr. Nolde is responsible for our strategic direction, including M&A activities, as well as Marketing, Product Management, and Data and Analytics. Prior to joining our team, Mr. Nolde was an Associate Partner with McKinsey & Company (“McKinsey”). During his time with McKinsey from 2012 to 2020, Mr. Nolde worked with many leading power electronics and solar companies on accelerated growth transformations. Before joining McKinsey, Mr. Nolde worked as a systems developer for Amplitude Capital AG. Mr. Nolde holds a Bachelor of Science degree in general engineering sciences from Hamburg University of Technology and a Ph.D. degree in electrical engineering from the Swiss Federal Institute of Technology in Zurich.

Executive Compensation

We are currently considered an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for our last completed fiscal year. Further, our reporting obligations extend only to the following “Named Executive Officers,” which are the individuals who served as principal executive officer and the next two most highly compensated executive officers at the end of the fiscal year ended December 31, 2021 (the "2021 Fiscal Year").

The following table summarizes the compensation awarded to, earned by or paid to our Named Executive Officers for the 2021 Fiscal Year, other than with respect to Mr. Etnyre who was also a Named Executive Officer with respect to 2020. Our compensation packages for the Named Executive Officers primarily consist of base salary, annual bonus and long-term incentive awards consisting of restricted stock unit awards and, in certain cases, stock options.

Summary Compensation Table

Name and Principal Position	Year	Salary $(1)	Bonus $	Stock Awards $(2)	Option Awards $(3)	Non-Equity Incentive Plan Compensation $	All Other Compensation $(4)	Total $
Sean Hunkler Chief Executive Officer	2021	182,308	250,000(5)	5,146,515	9,141,334	—	1,020	14,721,177
Ali Mortazavi(6) Former Executive Vice President of Global Sales & Marketing	2021	293,750	—	4,561,611	—	—	9,055	4,864,416
Deepak Navnith(7) Former Chief Operations Officer	2021	206,346	—	3,319,281	—	—	1,045	3,526,672
Anthony P. Etnyre(8) Former Chief Executive Officer	2021	433,266	—	—	—	—	11,600	444,866
	2020	336,369	188,622	5,374,000	—	—	11,577	5,910,568

(1)
Amounts in this column reflect salary paid to the Named Executive Officers with respect to the relevant fiscal year. See the section entitled “Employment Agreements with Named Executive Officers” below for additional details. Each of Messrs. Hunkler, Mortazavi and Navnith first became a Named Executive Officer in 2021.
(2)
Amounts in this column represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of stock awards granted to the Named Executive Officers with respect to the relevant fiscal year. Grants of restricted stock units were valued at the fair value of our common stock on the date of grant. The fair value per share of our common stock prior to our initial public offering was established by our Board of Directors based on the methodology described in our consolidated financial statements for the year ended December 31, 2021. Subsequent to our initial public offering, grants of restricted stock units are valued at the closing price of our common stock on the date of grant as reported on the Nasdaq stock exchange.
(3)
The options granted to Mr. Hunkler contain market conditions requiring that our common stock achieve a value of $30 per share for one-half of the options (“$30 hurdle price”) and $60 per share for the other half of the options (“$60 hurdle price”), both over an established period of time. In addition, the options provide for a 4-year vesting period to begin upon achievement of the market conditions. The options, which have an exercise price of $8.14 per share, were valued as of the grant date using a Monte Carlo simulation assuming Geometric Brownian Motion (GBM) in a risk-neutral framework using 100,000 simulation paths. Each of the simulation paths involved estimates of:
a.
a time to vest based on estimated achievement of each hurdle price;
b.
a simulated stock price upon vesting; and
c.
assumptions as to the payoff upon immediate exercise of in-the-money options, discounted to present value using 7-year term-matched risk-free rates based on the time to vest in each simulation path.
(4)
Amounts in this column reflect (i) in the case of Mr. Hunkler, $1,000 in 401(k) plan matching contributions and $20 in insurance premiums to Insperity Life Insurance made on his behalf during the 2021 Fiscal Year, (ii) in the case of Mr. Mortazavi, $9,000 in 401(k) plan matching contributions and $55 in insurance premiums to Insperity Life Insurance made on his behalf during the 2021 Fiscal Year, (iii) in the case of Mr. Navnith, $1,000 in 401(k) plan matching contributions and $45 in insurance premiums to Insperity Life Insurance made on his behalf during the 2021 Fiscal Year and (iv) in the case of Mr. Etnyre, $11,600 in 401(k) plan matching contributions made on his behalf during the 2021 Fiscal Year.
(5)
Amount represents the portion of the sign-on bonus for Mr. Hunkler payable pursuant to his employment agreement in the 2021 Fiscal Year (see the section entitled “Employment Agreements with Named Executive Officers” below for additional details).
(6)
On March 11, 2022, Mr. Mortazavi and our Chief Executive Officer agreed that Mr. Mortazavi would cease to be employed as our Executive Vice President, Global Sales and Marketing, after a transition period as a non-executive employee in order to facilitate an effective transition. Our Chief Commercial Officer assumed all functions previously overseen by Mr. Mortazavi, effective March 31, 2022.
(7)
Mr. Navnith stepped down from his office as of January 23, 2022. He remained employed as a non-executive employee in order to assist with the transition of his duties until April 13, 2022.
(8)
Mr. Etnyre stepped down from his position as Chief Executive Officer as of September 21, 2021 and terminated employment with us after a transition period which ended on January 7, 2022.

Employment Agreements with Named Executive Officers

Each of our Named Executive Officers was a party to an employment agreement with us during the 2021 Fiscal Year, as described in greater detail below.

Mr. Hunkler’s Employment Agreement

We entered into an employment agreement on September 13, 2021 with Mr. Hunkler, our President and Chief Executive Officer. The employment agreement provided that Mr. Hunkler will receive an annual base salary, subject to adjustment in our sole discretion, and also provided that Mr. Hunkler will be eligible to participate in our annual profit sharing incentive plan, with a target annual cash bonus equal to 100% of his base salary, which target may be increased, but not decreased during his employment. Effective as of September 2021, Mr. Hunkler’s base salary was set at $650,000. Upon the effective date of the agreement, Mr. Hunkler was granted equity awards in the form of RSUs and performance-based options, which are subject to the 2021 Plan, and a cash sign-on bonus equal to $500,000 that is fully earned over the course of one year and payable in two equal installments ($250,000 of which was paid in 2021). The employment agreement provides that Mr. Hunkler’s employment with us is “at will” and can be terminated at any time by either party by providing written notice to the other party. The terms of Mr. Hunkler’s employment agreement providing for severance in certain circumstances are discussed below in the section entitled “Potential Payments upon Termination or Change in Control.”

Employment Agreements with Messrs. Mortazavi and Navnith

Our employment agreements with each of Mr. Mortazavi and Mr. Navnith provided that the executive would receive an annual base salary in the amount of $325,000 and $290,000, respectively, which may be adjusted in our sole discretion, and also provides that the executive will be eligible to participate in our annual and long-term incentive plan. Subject to the achievement of certain performance criteria, Mr. Mortazavi would be entitled to receive a target annual cash bonus equal to 100% of his base salary plus an additional $50,000 for meeting certain performance goals, and Mr. Navnith will be entitled to receive a target annual cash bonus equal to 60% of his base salary, in both cases which target may be increased, but not decreased during the executive’s employment.

Each of Mr. Mortazavi and Mr. Navnith is also subject to certain restrictive covenants pursuant to his respective agreement with us, including an 18-month post-employment non-compete and non-solicit covenant.

Under their employment agreements, the employment of Mr. Mortazavi and Mr. Navnith with us was “at will” and could be terminated at any time by either the Company or the executive by providing written notice to the other party. The terms of our separation agreements with each of Mr. Mortazavi and Mr. Navnith in connection with their termination of employment with us are discussed below in the section entitled “Potential Payments upon Termination or Change in Control.”

Mr. Navnith stepped down from his office as of January 23, 2022. He remained employed as a non-executive employee in order to assist with the transition of his duties until April 13, 2022.

On March 11, 2022, Mr. Mortazavi and our Chief Executive Officer agreed that Mr. Mortazavi would cease to be employed as our Executive Vice President, Global Sales and Marketing, after a transition period as a non-executive employee in order to facilitate an effective transition. Our Chief Commercial Officer assumed all functions previously overseen by Mr. Mortazavi, effective March 31, 2022.

2021 Bonus Arrangements

Our officers including the Named Executive Officers are eligible to participate in our annual incentive plan and to earn an annual bonus based on our financial performance as well as individual performance during the relevant year. Depending on the level of achievement and the resulting funding of the Company-wide bonus pool, the Board of Directors determines bonus eligibility for our Chief Executive Officer, and our Chief Executive Officer determined bonus eligibility for each other Named Executive Officer. As established for 2021, each Named Executive Officer could earn a target bonus amount equal to: 100% of base salary for Mr. Hunkler, 100% of base salary for Mr. Mortazavi and 60% of base salary for Mr. Navnith. During 2021, the performance metrics established under our incentive plan were our “Critical Success Factors,” a set of metrics related to safety/environmental, quality, delivery, revenue, financials, people/HR, products/solutions (including R&D) and long-term value, which are approved by our Board of Directors and which we track throughout the year. Mr. Mortazavi is also eligible to earn a $50,000 incentive bonus for every 100 megawatts sold above our committed Annual Operating Plan, payable annually. Following the close of the 2021 Fiscal Year, the Board of Directors determined that the threshold level of achievement of the Critical Success Factors had not been met, resulting in no funding of the Company-wide bonus pool.

2021 Equity Grants

In General. Since 2017, we have granted equity-based compensation in the form of stock option awards, restricted stock awards and restricted stock unit awards to key employees. The grant date fair value of awards made during 2021 to the Named Executive Officers is set forth in the Summary Compensation Table above. Additional information regarding awards made to the Named Executive Officers under the Company’s equity plans and which remained outstanding as of December 31, 2021 is detailed in accordance with SEC rules in the Outstanding Equity Awards at 2021 Fiscal Year-End table below.

Mr. Hunkler. In 2021, Mr. Hunkler received the following equity awards under the 2021 Plan: (i) 632,250 RSUs subject to a four-year installment vesting schedule based on continued employment, (ii) a performance-based option to acquire 1,053,750 shares of our common stock (“$30 Options”), granted at fair market value, which will be subject to a four year installment vesting schedule commencing on the first date after which the common stock has (a) closed above $30 per share on both the first and last day of any 90 day period, (b) closed above $30 per share on both the first and last day of any 60 trading day period during such 90 day period and (c) closed above $30 per share on at least 45 trading days during such 60 trading day period, provided that the $30 Options will be forfeited to the extent that such date has not occurred within 4 years of the effective date of Mr. Hunkler’s employment agreement or between the 4-year anniversary and the 7-year anniversary of such effective date in certain circumstances, and (iii) a performance-based option to acquire 1,053,750 shares of our common stock (“$60 Options”), granted at fair market value, under substantially the same conditions as described for the $30 Options, replacing the $30 target with $60; provided that the $60 Options will be forfeited to the extent that the performance target has not been met prior to the 7-year anniversary of the effective date of his employment agreement.

Other Named Executive Officers. In 2021, Messrs. Mortazavi and Navnith received awards of RSUs under the FTC Solar, Inc. 2017 Stock Incentive Plan (the “2017 Plan”), on January 25, 2021 and April 16, 2021, respectively, as incentives prior to the effectiveness of our initial public offering. The awards made to Messrs. Mortazavi and Navnith under the 2017 Plan generally vest over a four-year vesting period, with one quarter of the award vesting on the first anniversary of the grant date and 1/48 of the award vesting each month thereafter on the anniversary until the end of the four-year vesting period, based on continued employment. The awards were also subject to the performance condition that a “Liquidity Event” occur prior to June 29, 2022, which was satisfied on the effective date of our initial public offering.

Pension and Non-Qualified Deferred Compensation Plans; Employee Benefits

We do not maintain a pension plan or non-qualified deferred compensation plan for any of our Named Executive Officers.

Our compensation program for Named Executive Officers also features other benefits, including participation in our 401(k) savings plan, a tax-qualified defined contribution plan under which participants can save for retirement subject to IRS limits and life, disability and health insurance benefits on the same general terms as other participants in these programs.

Outstanding Equity Awards as of 2021 Fiscal Year End

The following table provides information regarding unexercised or unearned stock option awards and unvested or unearned stock awards held by our Named Executive Officers as of December 31, 2021.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Sean Hunkler	—	—	1,053,750	8.14	9/23/2031	632,250	4,779,810	—	—
			1,053,750	8.14	9/23/2031
Ali Mortazavi	—	—	—	—	—	645,714	4,881,598	—	—
Deepak Navnith	—	—	—	—	—	329,867	2,493,795	—	—
Anthony Etnyre	—	—	—	—	—	—	—	—	—

(1)
The options granted to Mr. Hunkler contain market conditions requiring that our common stock achieve a $30 hurdle price for one-half of the options and $60 hurdle price for the other half of the options, both over an established period of time. In addition, the options provide for a 4-year vesting period to begin upon achievement of the market conditions. Accordingly, based on the performance-based nature of the award which is dependent on market conditions, the vesting dates are not presently determinable.
(2)
The shares subject to the restricted stock unit awards vest, and an equal number of shares of our common stock are deliverable to the grantee, with respect to one quarter of the award on September 24, 2022, which is the first anniversary of the grant date, and with respect to 1/48 of the award each month thereafter on the monthly anniversary until the end of the four year vesting period, subject to the Named Executive Officer continuing to be employed by us through each such date. This column indicates restricted stock units that had not vested as of December 31, 2021.
(3)
Based on the closing price of $7.56 per share of our common stock as of December 31, 2021.

Equity Compensation Plans

FTC Solar, Inc. 2021 Stock Incentive Plan

The Board of Directors has adopted, as of April 16, 2021, and the stockholders of the company have approved the 2021 Plan which became effective with the IPO of the Company. The purpose of the 2021 Plan is to provide additional incentives to selected officers, employees, non-employee directors, independent contractors and consultants, to strengthen their commitment, motivate them to faithfully and diligently perform their responsibilities and to attract and retain competent and dedicated persons who are essential to the success of our business and whose efforts will impact our long-term growth and profitability. The material terms of the 2021 Plan are summarized below.

Administration and Eligibility

The 2021 Plan is administered by the Compensation Committee of our Board of Directors, which complies with applicable requirements of Section 16 of the Exchange Act and other applicable legal or stock exchange listing requirements. The plan administrator may interpret the 2021 Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the 2021 Plan.

The 2021 Plan permits the plan administrator to select the officers, employees, non-employee directors, independent contractors and consultants who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price or other purchase price of an award, the number of shares of our common stock or cash or other property subject to an award, the term of an award and the vesting schedule applicable to an award, and to amend the terms and conditions of outstanding awards.

Shares Available and Certain Limitation

The 2021 Plan provides that a maximum number of 12,645,239 shares of our common stock may be issued pursuant to the 2021 Plan, subject to adjustment as provided by the 2021 Plan, (the “Initial Maximum”), which Initial Maximum will be automatically increased on January 1, 2022, and each January 1st thereafter, by an amount equal to the lesser of (i) 4% of the total number of shares of our common stock issued and outstanding on each December 31st immediately prior to the date of increase and (ii) a number of shares of our common stock determined by the plan administrator. A number of shares of our common stock up to the Initial Maximum may be issued under the 2021 Plan as incentive stock options. Non-employee directors may not be granted awards during any calendar year with a grant date fair value that, when aggregated with such non-employee director’s cash fees with respect to such calendar year, exceed $750,000 in total value or $1,000,000 in total value upon initial appointment.

Shares of our common stock subject to an award under the 2021 Plan that remain unissued upon the cancellation, termination or expiration of the award will again become available for grant under the 2021 Plan. However, shares of our common stock that are exchanged by a participant or withheld by us as full or partial payment in connection with any award under the 2021 Plan, as well as any shares of our common stock exchanged by a participant or withheld by us to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the 2021 Plan. To the extent an award is paid or settled in cash, the number of shares of our common stock previously subject to the award will again be available for grants pursuant to the 2021 Plan. To the extent that an award can only be settled in cash, such award will not be counted against the total number of shares of our common stock available for grant under the 2021 Plan.

Awards and Vesting

Restricted Stock Units and Restricted Stock. RSUs and restricted stock may be granted under the 2021 Plan. The plan administrator will determine the purchase price, vesting schedule and performance objectives, if any, applicable to the grant of RSUs and restricted stock. If the restrictions, performance objectives or other conditions determined by the plan administrator are not satisfied, the RSUs and restricted stock will be forfeited. Subject to the provisions of the 2021 Plan and the applicable individual award agreement, the plan administrator may provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances as set forth in the applicable individual award agreement, including the attainment of certain performance goals, a participant’s termination of employment or service, or a participant’s death or disability. The rights of RSU and restricted stockholders upon a termination of employment or service will be set forth in individual award agreements.

Unless the applicable award agreement provides otherwise, participants with restricted stock will generally have all of the rights of a stockholder during the restricted period, including the right to vote and receive dividends declared with respect to such restricted stock, provided that any dividends declared during the restricted period with respect to such restricted stock will generally only become payable if the underlying restricted stock vests. During the restricted period, participants with RSUs will generally not have any rights of a stockholder, but, if the applicable individual award agreement so provides, may be credited with dividend equivalent rights that will be paid at the time that shares of our common stock in respect of the related RSUs are delivered to the participant.

Stock Options. We may issue stock options under the 2021 Plan. Options granted under the 2021 Plan may be in the form of non-qualified options or “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the

“Code”) as set forth in the applicable individual option award agreement. The exercise price of all options granted under the 2021 Plan will be determined by the plan administrator, but in no event may the exercise price be less than 100% of the fair market value of the related shares of our common stock on the date of grant. The maximum term of all stock options granted under the 2021 Plan will be determined by the plan administrator, but may not exceed ten years. Each stock option will vest and become exercisable (including in the event of the optionee’s termination of employment or service) at such time and subject to such terms and conditions as determined by the plan administrator in the applicable individual option agreement.

Stock Appreciation Rights. Stock Appreciation Rights (“SARs”) may be granted under the 2021 Plan either alone or in conjunction with all or part of any option granted under the 2021 Plan. A free-standing SAR granted under the 2021 Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of our common stock over the base price of the free-standing SAR. A SAR granted in conjunction with all or part of an option under the 2021 Plan entitles its holder to receive, at the time of exercise of the SAR and surrender of the related option, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of our common stock over the exercise price of the related option. Each SAR will be granted with a base price that is not less than 100% of the fair market value of the related shares of our common stock on the date of grant. The maximum term of all SARs granted under the 2021 Plan will be determined by the plan administrator, but may not exceed ten years. The plan administrator may determine to settle the exercise of a SAR in shares of our common stock, cash or any combination thereof.

Each free-standing SAR will vest and become exercisable (including in the event of the SAR holder’s termination of employment or service) at such time and subject to such terms and conditions as determined by the plan administrator in the applicable individual free-standing SAR agreement. SARs granted in conjunction with all, or part of an option will be exercisable at such times and subject to all of the terms and conditions applicable to the related option.

Other Stock-Based Awards. Other stock-based awards, valued in whole or in part by reference to, or otherwise based on, shares of our common stock (including dividend equivalents) may be granted under the 2021 Plan. Any dividend or dividend equivalent awarded under the 2021 Plan will be subject to the same restrictions, conditions and risks of forfeiture as the underlying awards and will only become payable if the underlying awards vest. The plan administrator will determine the terms and conditions of such other stock-based awards, including the number of shares of our common stock to be granted pursuant to such other stock-based awards, the manner in which such other stock-based awards will be settled (e.g., in shares of our common stock or cash or other property), and the conditions to the vesting and payment of such other stock-based awards (including the achievement of performance objectives).

Bonuses payable in fully vested shares of our common stock and awards that are payable solely in cash may also be granted under the 2021 Plan.

Performance Criteria. The plan administrator may grant equity-based awards and incentives under the 2021 Plan that are subject to the achievement of performance objectives selected by the plan administrator in its sole discretion. The business criteria may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to us or any of our affiliates, or one of our divisions or strategic business units or a division or strategic business unit of any of our affiliates, or may be applied to our performance relative to a market index, a group of other companies or a combination thereof, all as determined by the plan administrator. The business criteria may also be subject to a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made, and a maximum level of performance above which no additional payment will be made. The plan administrator will have the authority to make equitable adjustments to the business criteria, as may be determined by the plan administrator in its sole discretion.

Certain Transactions and Withholding Taxes

In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, corporate transaction or event, special or extraordinary dividend or other extraordinary distribution (whether in the form of shares of our common stock, cash or other property), stock split, reverse stock split, subdivision or consolidation, combination, exchange of shares or other change in corporate structure affecting the shares of our common stock, an equitable substitution or proportionate adjustment shall be made, at the sole discretion of the plan administrator, in (i) the aggregate number of shares of our common stock reserved for issuance under the 2021 Plan, (ii) the kind and number of securities subject to, and the exercise price or base price of, any outstanding options and SARs granted under the 2021 Plan, (iii) the kind, number and purchase price of shares of our common stock, or the amount of cash or amount or type of property, subject to outstanding restricted stock, RSUs, stock bonuses and other stock-based awards granted under the 2021 Plan or (iv) the performance goals and periods applicable to awards granted under the 2021 Plan. Equitable substitutions or adjustments other than those listed above may also be made as determined by the plan administrator. In addition, the plan administrator may terminate all outstanding awards for the payment of cash or in-kind consideration having an aggregate fair market value equal to the excess of the fair market value of the shares of our common stock, cash or other property covered by such awards over the aggregate exercise price or base price, if any, of such awards, but if the exercise price or base price of any outstanding award is equal to or greater than the fair market value of the shares of our common stock, cash or other property covered by such award, our Board of Directors may cancel the award without the payment of any consideration to the participant.

Unless otherwise determined by the plan administrator and evidenced in an award agreement, in the event that (i) a “change in control” (as defined in the 2021 Plan) occurs and (ii) a participant’s employment or service is terminated without cause, or with good reason (to the extent applicable), within 12 months following the change in control, then (a) any unvested or unexercisable portion of any award carrying a right to exercise shall become fully vested and exercisable, and (b) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an award granted under the 2021 Plan will lapse and such unvested awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be achieved at target performance levels.

Each participant will be required to make arrangements satisfactory to the plan administrator regarding payment of an amount up to the maximum statutory rates in the participant’s applicable jurisdictions with respect to any award granted under the 2021 Plan, as determined by us. We have the right, to the extent permitted by law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the plan administrator, the participant may satisfy the foregoing requirement by either electing to have us withhold from delivery of shares of our common stock, cash or other property, as applicable, or by delivering already owned unrestricted shares of our common stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. We may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy our withholding obligation with respect to any award.

Amendment, Termination and Clawback Provisions

The 2021 Plan provides our Board of Directors with the authority to amend, alter or terminate the 2021 Plan, but no such action may adversely affect the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may adversely affect the rights of any participant without the participant’s consent. Stockholder approval of any such action will be obtained if required to comply with applicable law.

No award will be granted pursuant to the 2021 Plan on or after the tenth anniversary of the effective date of the 2021 Plan (although awards granted before that time will remain outstanding in accordance with their terms).

All awards will be subject to the provisions of any clawback policy implemented by us to the extent set forth in such clawback policy, and will be further subject to such deductions and clawbacks as may be required to be made pursuant to any law, government regulation or stock exchange listing requirement.

Prior Plan

Prior to the Company’s IPO, the Company granted equity awards under the 2017 Plan. Effective upon the IPO, the 2017 Plan was superseded by the 2021 Plan and no further awards will be made under the 2017 Plan.

Potential Payments Upon Termination or Change in Control

Under Employment Agreements

Circumstances Resulting in Severance

Mr. Hunkler. Pursuant to the employment agreement entered into with Mr. Hunkler, if he is terminated by us without Cause or resigns his employment for Good Reason prior to a change in control (as each such term is defined in the agreement), subject to the execution and non-revocation of a release, he will become entitled to the following severance payments and benefits: (i) cash severance equal to 1.5 times his base salary (payable in substantially equal installments over 18 months following the termination of employment in accordance with our regular payroll practices); (ii) any earned but unpaid annual cash bonus for the immediately preceding fiscal year and a prorated annual cash bonus for the year in which the date of termination occurs based on actual performance, to be paid in a lump sum at the same time as annual bonuses are paid to other senior officers; and (iii) a lump sum payment equal to the cost of COBRA benefits for Mr. Hunkler and his spouse and eligible dependents for a period of 18 months following the date of termination, payable on the first regularly scheduled payroll date on or following the 60 days after the date of termination.

If Mr. Hunkler is terminated by us without Cause or resigns his employment for Good Reason on or within 12 months following a Change in Control (as defined in the agreement), subject to the execution and non-revocation of a release, he will become entitled to the following severance payments and benefits: (i) cash severance equal to 2 times the sum of his base salary and target bonus (without regard to any reduction resulting in Good Reason and payable in a lump sum on the first regularly scheduled payroll date on or following the 60 days after the date of termination); (ii) any earned but unpaid annual cash bonus for the immediately preceding fiscal year and a prorated annual cash bonus for the year in which the date of termination occurs based on actual performance, to be paid in a lump sum at the same time as annual bonuses are paid to other senior officers; (iii) a lump sum payment equal to the cost of COBRA benefits for Mr. Hunkler and his spouse and eligible dependents for a period of 18 months following the date of termination, payable on the first regularly scheduled payroll date on or following the 60 days after the date of termination; (iv) full vesting of any unvested equity-based awards (at target level of achievement for any performance-based award) then held by Mr. Hunkler. Notwithstanding the foregoing, the $30 Options and the $60 Options, respectively, will only become vested and exercisable pursuant to the terms of the employment agreement if the $30 Effective Date (as defined in the agreement) has occurred as of the date of the applicable Change in Control, and the $60 Effective Date (as defined in the agreement) has occurred as of the date of such Change in Control. Following such a termination in connection with a Change in Control, Mr. Hunkler would also be entitled to receive reimbursement for his legal fees and expenses to the extent incurred by him in disputing in good faith any issue relating to his termination of employment.

In the event that Mr. Hunkler’s employment is terminated by us for Cause or as a result of his death or disability, or if the executive resigns his employment other than for Good Reason, the executive will solely receive certain accrued rights, including any accrued but unpaid base salary, vested employee benefits and, if the executive is terminated as a result of his death or disability, any earned but unpaid annual cash bonus for the immediately preceding fiscal year (payable at the same time as other senior officers).

Messrs. Mortazavi and Navnith. Pursuant to the employment agreements entered into with each of Mr. Mortazavi and Mr. Navnith, they would become entitled to the following severance payments and benefits upon a termination by us without Cause or by the executive for Good Reason (as each such term is defined in the agreement), subject to the execution and non-revocation of a release: (i) cash severance equal to 1 times his base salary (payable in substantially equal installments over 12 months following the termination of employment in accordance with our regular payroll practices); (ii) any earned but unpaid annual cash bonus for the immediately preceding fiscal year and a prorated annual cash bonus for the year in which the date of termination occurs based on actual performance, to be paid at the same time as annual bonuses are paid to other senior officers; and (iii) a lump sum payment equal to the cost of COBRA benefits for the executive and his spouse and eligible dependents for a period of 18 months following the date of termination, payable on the first regularly scheduled payroll date on or following the 60 days after the date of termination.

Departure of Named Executive Officer During 2021. Mr. Etnyre stepped down from his position as Chief Executive Officer as of September 21, 2021 and ceased employment after a transition period which ended on January 7, 2022. In 2022, pursuant to his employment agreement with the Company, Mr. Etnyre became entitled to severance based on a termination without Cause (as such term is defined in the agreement), subject to his execution and non-revocation of a release and his continued compliance with the non-compete and other restrictive covenants, equal to 1.5 times his base salary (payable in substantially equal installments over 18 months following the termination of employment in accordance with our regular payroll practices) and a lump sum payment equal to the cost of COBRA benefits for Mr. Etnyre and his spouse and eligible dependents for a period of 18 months following the date of termination, payable on the first regularly scheduled payroll date on or following the 60 days after the date of termination.

Departure of Named Executive Officers after the close of Fiscal Year 2021

Mr. Mortazavi stepped down from his position as Executive Vice President, Global Sales and Marketing as of March 11, 2022 and will cease employment after a transition period as a non-executive employee. In 2022, pursuant to his employment agreement with the Company, Mr. Mortazavi will become entitled to severance based on a termination without Cause (as such term is defined in the agreement), and based on his execution and non-revocation of a release and his continued compliance with the non-compete and other restrictive covenants, equal to one times his base salary (payable in substantially equal installments over 12 months following the termination of employment in accordance with our regular payroll practices) and a lump sum payment equal to the cost of COBRA benefits for Mr. Mortazavi and his spouse and eligible dependents for a period of 12 months following the date of termination, payable on the first regularly scheduled payroll date on or following the 60 days after the date of termination.

As of January 23, 2022, Mr. Navnith stepped down from his position as Chief Operations Officer, which was eliminated by the Company, and ceased to be employed by us on April 13, 2022 after a transition period as a non-executive employee. In 2022, pursuant to his employment agreement with the Company, Mr. Navnith will become entitled to severance based on a termination without Cause (as such term is defined in the agreement), and based on his execution and non-revocation of a release and his continued compliance with the non-compete and other restrictive covenants, equal to one times his base salary (payable in substantially equal installments over 12 months following the termination of employment in accordance with our regular payroll practices) and a lump sum payment equal to the cost of COBRA benefits for Mr. Navnith and his spouse and eligible dependents for a period of 12 months following the date of termination, payable on the first regularly scheduled payroll date on or following the 60 days after the date of termination.

Under Equity Compensation Plans

2021 Plan. Unless otherwise determined by the plan administrator and evidenced in an award agreement, in the event that (i) a “change in control” (as defined in the 2021 Plan) occurs and (ii) a participant’s employment or service is terminated without cause, or with good reason (to the extent applicable), within 12 months following the change in control, then (a) any unvested or unexercisable portion of any award carrying a right to exercise shall become fully vested and exercisable, and (b) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an award granted under the 2021 Plan will lapse and such unvested awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be achieved at target performance levels.

2017 Plan Option Award Agreements. The option award agreements with the Named Executive Officers under the 2017 Plan provide that outstanding vested options will expire three months following the participant’s termination date.

In the event that (i) a “change in control” (as defined in the 2017 Plan) occurs and (ii) a participant incurs a qualifying termination of employment within 12 months following the change in control, then (a) any unvested or unexercisable portion of any award carrying a right to exercise shall become fully vested and exercisable, and (b) any restrictions and forfeiture conditions applicable to an award will lapse. The completion of the IPO did not constitute a change in control under the 2017 Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements discussed in the sections titled “Director Compensation” and “Executive Compensation,” above, the following is a description of each transaction or agreement since January 1, 2021 and each currently proposed transaction in which:

•
we have been or are to be a participant;
•
the amount involved exceeds $120,000; and
•
any of our directors, officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

We also describe below certain other transactions and relationships with our directors, executive officers and stockholders.

Engagements with Fernweh Engaged Operator Company LLC

We have engaged Fernweh Engaged Operator Company LLC (“FEOC”) to support us with improvements to our processes and performance in various areas including design, sourcing, logistics, pricing, software and standard configuration. The consideration for such engagement is a combination of cash and stock options, including options that are time-based vested, as well as options with vesting tied to certain performance metrics. The foregoing transaction constitutes a related person transaction under our policies and procedures as South Lake One LLC, an entity affiliated with Isidoro Quiroga Cortés, a member of our Board of Directors, and a holder of more than 5% of our outstanding capital stock, is an investor in Fernweh Group LLC (“Fernweh Group”), the parent entity of FEOC. Also, Aequanimitas Limited Partnership and Discrimen LLC are investors in Fernweh Group, and Isidoro Quiroga Cortés is affiliated with those entities. Isidoro Quiroga Cortés is also on the board of Fernweh Group.

Registration Rights Agreement

On April 29, 2021, we entered into a registration rights agreement with certain holders of our common stock, options, RSUs and similar instruments, providing such holders with certain registration rights. Thurman J. “T.J.” Rodgers, David Springer, Ahmad Chatila, Dean Priddy, Isidoro Quiroga Cortés, Shaker Sadasivam and Lisan Hung, each a member of our Board of Directors, Anthony P. Etnyre, our former Chief Executive Officer, Patrick Cook, our former Chief Financial Officer and current Chief Commercial Officer, Deepak Navnith, our former Chief Operations Officer, Nagendra Cherukupalli, our Chief Technology Officer, Ali Mortazavi, our former Executive Vice President, Global Sales and Marketing, Jay B. Grover, our former Vice President, Supply Chain and Kristian Nolde, our Vice President, Marketing and Strategy, as well as ARC Family Trust, an entity affiliated with Shaker Sadasivam and that was created for the benefit of family members of Ahmad Chatila, South Lake One LLC, an entity affiliated with Isidoro Quiroga Cortés, Catherine L. Springer, the Rodgers Trust, an entity affiliated with Thurman J. “T.J.” Rodgers, each a holder of more than 5% of our outstanding capital stock as of April 29, 2021, and certain trusts created for the benefit of family members of our officers and members of our Board of Directors (see “Security Ownership of Certain Beneficial Owners and Management”) are a party to such registration rights agreement. Additionally, on February 17, 2022, we amended the registration rights agreement in order to add Sean Hunkler, our President and Chief Executive Officer, and FEOC, an entity related to South Lake One LLC and Isidoro Quiroga Cortés as more described under "Engagements with Fernweh Engaged Operator Company LLC" above, as parties to the registration rights agreement.

Stock Repurchase Agreements

In connection with our IPO, we purchased from certain of our officers, directors and holders of more than 5% of our outstanding capital stock an aggregate of 2,816,231 shares of our common stock, some of which resulted from the vesting and settlement of RSUs in connection with the IPO, at $13.00 per share less the underwriting discounts and commissions as set forth in the table below.

Name	Number of shares of common stock purchased	Aggregate purchase price $
Nagendra Cherukupalli	281,575	3,422,544
Ali Mortazavi	21,118	256,689
Jay B. Grover	78,841	958,312
Kristian Nolde	21,400	260,117
David Springer	473,046	5,749,874
Isidoro Quiroga Cortés(1)	140,787	1,711,266
ARC Family Trust(2)	563,150	6,845,088
South Lake One LLC(1)	619,465	7,529,597
Catherine L. Springer	335,275	4,075,268
ChristSivam LLC(3)	281,574	3,422,532
Total	2,816,231	34,231,287

(1)
South Lake One LLC is an entity affiliated with our director Isidoro Quiroga Cortés.
(2)
ARC Family Trust is an entity affiliated with our director Shaker Sadasivam and family members of our director Ahmad Chatila are beneficiaries of the ARC Family Trust.
(3)
ChristSivam, LLC is an entity affiliated with our director Shaker Sadasivam.

Debt and Equity Financings

In January 2017, we issued secured five-year promissory notes in a private placement (the "Secured Promissory Notes") to certain investors, including Shaker Sadasivam, a member of our Board of Directors, and the Rodgers Trust, an entity affiliated with Thurman J. “T.J.” Rodgers, a member of our Board of Directors, in consideration for a $7,000,000 investment in us. From May 18, 2020 to December 11, 2020, we redeemed in full the aggregate principal amount outstanding of the Secured Promissory Notes. We redeemed the Secured Promissory Notes previously held by Mr. Sadasivam after two equal payments of $1,500,000 on May 18, 2020 and August 14, 2020. On December 11, 2020, we redeemed the Secured Promissory Notes previously held by the Rodgers Trust for $3,000,000. Additionally, from September 30, 2019 to January 21, 2021, we made interest payments totaling $518,716.39 to Mr. Sadasivam and $588,199.26 to the Rodgers Trust.

Indemnification Agreements

We are party to indemnification agreements with each of our directors and certain of our executive officers. In connection with our IPO, we entered into separate indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We have also purchased directors’ and officers’ liability insurance for each of our directors and executive officers.

There is no pending litigation or proceeding naming any of our directors or executive officers pursuant to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or executive officer.

Policies and Procedures for Related Person Transactions

Our Board of Directors have adopted a written policy on transactions with related persons setting forth the policies and procedures for the review and approval or ratification of transactions involving us and “related persons.” For the purposes of this policy, “related persons” includes our executive officers, directors and director nominees and their immediate family members, and beneficial owners of more than 5% of our outstanding common stock and their immediate family members.

The policy covers, with certain exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated person and the extent of the related person’s interest in the transaction. All related person transactions may only be consummated if our Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee that considers the transaction.

STOCKHOLDER RETURN PERFORMANCE GRAPH

Our common stock is listed on Nasdaq under the symbol "FTCI". The transfer agent and registrar for shares of our common stock is Continental Stock Transfer & Trust Company. The stockholder return performance graph below shows FTC Solar's cumulative return for the period from the completion of our initial public offering in April 2021 until December 31, 2021, as compared to the Russell 2000 Index and the Nasdaq Clean Edge Green Energy Index. The performance chart assumes (1) $100 was invested at the opening price on April 28, 2021 in shares of FTC Solar, Inc. common stock, along with the Russell 2000 Index and the Nasdaq Clean Edge Green Energy Index and (2) all dividends are reinvested.

The Russell 2000 is a stock market index that measures the performance of the 2,000 smaller companies included in the Russell 3,000 index. It is a widely quoted measure of the overall performance of small-cap to mid-cap stocks. The Nasdaq Clean Edge Green Energy Index (CELS) is a modified market capitalization-weighted index designed to track the performance of companies that are manufacturers, developers, distributors, and/or installers of clean-energy technologies. FTC Solar is included in the CELS index, as well as a number of our peer companies.

Cumulative Return - $100 Initial Investment
April 28, 2021 to December 31, 2021
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$-
Apr-21
May-21
Jun-21
Jul-21
Aug-21
Sep-21
Oct-21
Nov-21
Dec-21
FTC Solar, Inc.
Russell 2000 Index
Nasdaq Clean Edge Green Energy

STOCKHOLDER PROPOSALS

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. Stockholders who intend to present a proposal at the 2023 Annual Meeting must provide our Corporate Secretary at 9020 N Capital of Texas Hwy, Suite I-260, Austin, Texas, 78759, with written notice of such proposal no earlier than February 17, 2023 and no later than March 19, 2023; provided, however, that if the 2023 Annual Meeting is not within 30 days before or 60 days after June 17, 2023, notice by a stockholder must be delivered no later than the close of business on the tenth day following the day on which notice of the date of the 2023 Annual Meeting is mailed to such stockholder or public disclosure of the date of the 2023 Annual Meeting is made, whichever occurs first. If the stockholder does not also comply with the requirements of Rule 14a-4(c) under the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

In addition, stockholders who, in accordance with the Rule 14a-8, wish to present a stockholder proposal for inclusion in the proxy materials to be distributed by us in connection with our 2023 Annual Meeting must provide the proposal to our Corporate Secretary at 9020 N Capital of Texas Hwy, Suite I-260, Austin, Texas, 78759 on or before December 30, 2022, for such proposal to be eligible for inclusion in our Proxy Statement and form of proxy relating to that meeting. Such proposals must meet the requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to stockholders’ proposals.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

We are furnishing proxy materials to our stockholders over the Internet. You may read, print and download our 2021 Annual Report to Stockholders and our 2022 Proxy Statement at www.proxydocs.com/FTCI.

To the extent we are requested to deliver a paper copy of the proxy materials to stockholders, the SEC rules allow us to deliver a single copy of proxy materials to any household at which two or more stockholders reside, if we believe the stockholders are members of the same family.

We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at the same address as another stockholder and currently receiving only one copy of the proxy materials who wishes to receive his or her own copy. Requests should be directed to our Corporate Secretary by phone at (737) 787-7906 or by mail to FTC Solar, Inc., 9020 N Capital of Texas Hwy, Suite I-260, Austin, Texas, 78759.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires directors and officers of the Company, and persons who beneficially own more than ten percent of the Company’s Common Stock, to file initial reports of beneficial ownership on Form 3 and changes in such ownership on Forms 4 and 5. Based on its review of the copies of such reports, or written representations from certain reporting persons that no Forms 5 were required for those persons, and to the best of the Company’s knowledge its directors, officers and beneficial owners of greater than ten percent complied with all applicable filing requirements during 2021, with the exception of a Form 4 filed October 1, 2021, on behalf of Sean Hunkler, reporting restricted stock units and performance-based options granted on September 24, 2021.

Availability of Meeting Information and Other Matters

Our 2021 Annual Report to Stockholders and our 2022 Proxy Statement are available at www.proxydocs.com/FTCI. Upon written request addressed to our Corporate Secretary at 9020 N Capital of Texas Hwy, Suite I-260, Austin, Texas, 78759, from any person solicited herein, we will provide, at no cost, a copy of our fiscal 2021 Annual Report on Form 10-K filed with the SEC.

Our Board of Directors does not know of any matter to be brought before the Annual Meeting other than the matters set forth in the Notice of Annual Meeting of Stockholders and matters incident to the conduct of the Annual Meeting. If any other matter should properly come before the Annual Meeting, the persons named as proxy holders in the enclosed proxy card will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.

By Order of the Board of Directors,
/s/ Jacob D. Wolf
Jacob D. Wolf
General Counsel and Secretary

April 29, 2022

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: P.O. BOX 8016, CARY, NC 27512-9903 FTC Solar, Inc. Annual Meeting of Stockholders For Stockholders of record as of April 18, 2022 TIME: Friday, June 17, 2022 10:00 AM, Central Time PLACE:Annual Meeting to be held live via the Internet Please visit www.proxydocs.com/FTCI for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Sean Hunkler, Patrick Cook and Jacob Wolf (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of FTC Solar, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE FTC Solar, Inc. Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1 AND 2 PROPOSAL YOUR VOTE 1. Election of Directors BOARD OF DIRECTORS RECOMMENDS FOR WITHHOLD 1.01 Isidoro Quiroga Cortés FOR 1.02 Thurman J. "T.J." Rodgers FOR 1.03 David Springer FOR 2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for our fiscal year ending December 31, 2022. FOR AGAINST ABSTAIN FOR 3. The transaction of such other business as may properly come before the meeting. You must register to attend the meeting online and/or participate at www.proxydocs.com/FTCI Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date